EXHIBIT 10.65

USEC INC.

1999 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective

November 1, 2010

INTRODUCTION

USEC Inc. desires to retain the services of, and provide rewards and incentives to, members of a select group of management employees who contribute to the success of USEC Inc.

In order to achieve this objective, USEC Inc. originally adopted the Supplemental Executive Retirement Plan effective April 7, 1999 to provide supplemental retirement benefits to select members of management and highly compensated employees who become Members of this plan. The plan was renamed, amended and restated, effective January 1, 2008, to reflect the requirements of Section 409A.  It is intended that the Plan continue to be an unfunded plan of deferred compensation for a select group of management or highly compensated employees, as provided in the Employee Retirement Income Security Act of 1974, as amended.  It is intended that the provisions of this Plan with respect to Grandfathered Benefits have not been and shall not be materially modified from the provisions in effect on October 3, 2004, and the Plan shall be construed consistent with that intent.  Non-Grandfathered Benefits for which payment commenced after December 31, 2004 and prior to January 1, 2008 have been paid in good-faith compliance with the requirements of Section 409A.  This restatement shall not apply to benefits of Members who have no Non-Grandfathered Benefits or who have benefits that were in pay status prior to January 1, 2008; such Members’ Grandfathered Benefits shall be governed by the terms of the Plan in effect the earlier of October 3, 2004 or the date of the Member’s Termination of Employment.

As of August 1, 2010, there is one Member who has not had a Termination of Employment.  That Member is over age 62, has both Grandfathered Benefits and Non-Grandfathered Benefits, and elected a lump sum as the form payment of his Non-Grandfathered Benefits.  Two additional Members have only Grandfathered Benefits.  They had separations from service at USEC prior to 2004.  As of November 1, 2010, one is in pay status and the other has not yet commenced payments.  As there are no additional members, and no new Members will be added to the Plan, the Plan is hereby amended and restated effective November 1, 2010 to eliminate inapplicable provisions, particularly with respect to Non-Grandfathered Benefits, and to clarify the terms of the Plan.

Article I

TITLE AND EFFECTIVE DATE

1.1 This plan shall be known as the USEC Inc. 1999 Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”).  The Plan was originally named the USEC, Inc. Supplemental Executive Retirement Plan.

1.2 The original Effective Date of this Plan is April 7, 1999.  An amended and restated Plan was effective with respect to benefits commencing on or after January 1, 2008.  This amended and restated plan is effective as of November 1, 2010, except as may be otherwise provided or appropriate.

Article II

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

2.1 Except to the extent otherwise provided herein, the term “Actuarial Equivalent” shall mean Actuarial Equivalent as defined in the Qualified Plan as in effect as of the relevant date.

2.2 The term “Benefit Commencement Date” shall mean (a) with respect to Grandfathered Benefits, the date on which benefits commence to be payable to a Member or Surviving Spouse as provided under the respective section of this Plan, and (b) with respect to Non-Grandfathered Benefits, as soon as practicable after the earliest of the following dates, but in no event more than ninety (90) days following the earliest of such dates:  (i) the Member’s Termination of Employment for any reason except death or a Total and Permanent Disability that qualifies as a disability under Section 409A, (ii) the Member’s death or, (iii) the date of a Total and Permanent Disability that qualifies as a disability under Section 409A.  Notwithstanding the foregoing, the date on which payment of Non-Grandfathered Benefits shall be made or commence shall be postponed if required by Section 4.6.

2.3 The term “Benefit Objective” shall mean an amount equal to 55% of Final Average Compensation.

2.4 The term “Board of Directors” shall mean the Board of Directors of the Company.

2.5 The term “Chief Human Resource Officer” shall mean the officer appointed by the Board of Directors to administer the claims procedure described in Article VI.

2.6 The term “Company” shall mean USEC Inc., its successors and assigns, any subsidiary or affiliated organizations authorized by the Board of Directors to participate in this Plan with respect to their Members, and subject to the provisions of Section 7.6, any organization into which the Company may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.7 The term “Compensation” shall mean the annualized rate of base compensation and any annual incentive compensation (cash or stock) earned during a calendar year by the Member, regardless of whether paid in that calendar year, pursuant to the USEC Inc. Annual Incentive Program or similar plan maintained by the Company, but shall not include compensation (i) in the form of stock options or stock appreciation rights or (ii) any compensation, other than annual incentive compensation, earned pursuant to the provisions of the USEC Inc. 1999 Equity Incentive Plan, the USEC Inc. 2009 Equity Incentive Plan, or a successor thereto, earned by the Member.

2.8 The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Company or its delegate.

2.9 The term “CSRS” shall mean the Civil Service Retirement System maintained by the United States federal government.

2.10 The “CSRS/FERS Benefit” shall mean the accrued benefit of a Government Pension Member under the CSRS or the FERS, as the case may be, determined without regard to any employee contributions, if applicable, expressed as a monthly single life annuity commencing on the first day of the month coinciding with or immediately following the Government Pension Member’s attainment of age sixty-two (62) based on the actuarial assumptions applicable under CSRS or FERS, as the case may be.  For purposes of the Plan, the portion of a Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company shall be the Government Pension Member’s CSRS/FERS Benefit multiplied by a fraction, the numerator of which is his years of service with the Company and the denominator of which is the years of service taken into account under CSRS or FERS, as the case may be, in determining the amount of his CSRS/FERS Benefit.

2.11 The term “Disability Benefit” shall be an amount equal to the Normal Retirement Benefit to which any Member who incurs a Termination of Employment on account of Total and Permanent Disability would be entitled under this Plan had the Member elected to retire on his sixty-second (62nd) birthday at a level of compensation no less than his Final Average Compensation determined as of his Termination of Employment on account of disability.  If a Member is determined to have incurred a Total and Permanent Disability while employed by the Company prior to attaining age sixty-two (62), the Disabled Member shall be entitled to the Disability Benefit, commencing on the Benefit Commencement Date.  With respect to Grandfathered Benefits the Disability Benefit shall be paid in the same form as the Member’s benefits under the Qualified Plan.  With respect to Non-Grandfathered Benefits, the Disability Benefit shall be paid in the form specified in Section 4.5.

2.12 The term “Early Retirement” shall mean Termination of Employment with the Company (other than due to death or Total and Permanent Disability) on or after the Member’s attainment of age fifty-five (55) and prior to the Member’s attainment of age sixty-two (62).

2.13 The term “Early Retirement Benefit” shall mean the benefit calculated under Article IV herein which is payable to a Member who has an Early Retirement.

2.14 The term “FERS” shall mean the Federal Employees Retirement System maintained by the United States federal government.

2.15 The term “Final Average Compensation” shall mean the average annual Compensation paid to the Member by the Company for the three consecutive years, commencing on or after February 3, 1999, immediately preceding the Termination Date.

2.16 The term “Government Pension Member” means a Member who has elected pursuant to 42 U.S.C. §2297h-8(b) to participate in the CSRS or FERS in lieu of coverage under the Qualified Plan.

2.17 The term “Grandfathered Benefits” shall mean the present value as of December 31, 2004 of the amount the Member would be entitled to under the Plan that was earned by such Member and vested on or before December 31, 2004 and not materially modified after October 3, 2004, payable on the earliest possible date allowed under the Plan for Termination of Employment, taking into account the benefit formula under the Plan, the Participant’s Service, the Participant’s Final Average Compensation, and the applicable offset amounts, all determined as though the Member had a Termination of Employment on December 31, 2004.

2.18 The term “Member” shall mean any employee who is part of a select group of management or highly compensated personnel, who is designated as a Member by the Committee as provided in Article III. A Member shall also mean a retired or terminated Member or a Member’s Surviving Spouse who is receiving, or entitled to receive, payments under the terms of this Plan.  The remaining Members of the Plan as of November 1, 2010 are listed in Appendix I.

2.19 The term “Non-Grandfathered Benefits” shall mean any benefits accrued under this Plan as described in Section 4.2.

2.20 The term “Normal Retirement” shall mean Termination of Employment on or after the Member’s attainment of age sixty-two (62) for a reason other than death or Total and Permanent Disability qualifying as a disability under Section 409A.

2.21 The term “Normal Retirement Benefit” shall mean the benefit calculated under Article IV herein which is payable to a Member who has a Normal Retirement.

2.22 The term “Plan” shall mean the USEC Inc. 1999 Supplemental Executive Retirement Plan and any amendments thereto.

2.23 The term “Plan Benefit” shall mean a benefit due a Member under the terms of this Plan.

2.24 The term “Post-Retirement Death Benefit” shall mean (i) with respect to any Member other than a Government Pension Member, a benefit calculated under the Qualified Plan, and paid, with respect to Grandfathered Benefits, in the same form and at the same time as the post-retirement death benefit, if any, is paid under the Qualified Plan, and paid, with respect to Non-Grandfathered Benefits, on the Benefit Commencement Date in a lump sum, and (ii) with respect to any Government Pension Member, a benefit calculated under the Qualified Plan, and paid, with respect to Grandfathered Benefits, in the same form and at the same time as a post-retirement death benefit would have been paid under the Qualified Plan had the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company been accrued under the Qualified Plan, and paid, with respect to Non-Grandfathered Benefits, on the Benefit Commencement Date in a lump sum.

2.25 The term “Pre-Retirement Death Benefit” shall mean the Actuarial Equivalent, as of the Benefit Commencement Date, of the survivor benefit payable to the Member’s Surviving Spouse under a Qualified Joint and Survivor Annuity based on the Member’s Plan Benefit calculated as though the Member had a Termination of Employment on the date of his death, and, with respect to Grandfathered Benefits, paid in the same form and at the same time as the pre-retirement death benefit, if any, is or would be paid under the Qualified Plan, and with respect to Non-Grandfathered Benefits, paid at the time provided in Section 4.3 in a lump sum.

2.26 The term “Primary Social Security Benefit” shall mean the Actuarial Equivalent, as of the Benefit Commencement Date, of the Member’s primary benefit under the Social Security Act, as amended, determined on the date as of which any offsets to benefits under this Plan are calculated, and payable, with respect to Grandfathered Benefits, commencing at the later of age sixty-two (62) or the Benefit Commencement Date, and with regard to Non-Grandfathered Benefits, commencing on the date the Member attains age sixty-two (62).

2.27 The term “Qualified Joint and Survivor Annuity” shall mean, in the case of a married Member, an annuity for the life of the Member with a survivor annuity for the life of the Member’s spouse which survivor annuity is fifty percent (50%) of the amount of the annuity payable during the joint lives of the Member and the Member’s spouse.

2.28 The term “Qualified Plan” shall mean the Employees’ Retirement Plan of USEC Inc., as amended from time to time.

2.29 The term “Restoration Plan” shall mean the USEC Inc. Pension Restoration Plan, as amended from time to time.

2.30 The term “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, together with any and all regulations, rulings and other applicable guidance issued thereunder.

2.31 The term “Section 409A Penalties” shall have the meaning set forth in Section 4.7 of this Plan.

2.32 The term “Service” shall mean the period of full time employment of a Member with the Company.  For this purpose, all periods of employment with the Company (both before and after the adoption of this Plan, and before and after the employee becomes a Member in this Plan), shall be included as Service.

2.33 The term “Specified Employee” shall mean any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined from time to time by the Committee in its discretion.

2.34 The term “Surviving Spouse” shall mean the spouse to whom the Member was married at the time of the Member’s death.

2.35 The term “Termination Date” shall mean the first day of the month next following the Member’s Termination of Employment.

2.36 The term “Termination of Employment” shall mean the termination of a Member’s Service for any reason, including voluntary or involuntary separation, disability,  or death, except for a termination for “Cause” as defined in any employment agreement applicable to the Member.  Notwithstanding the foregoing, with regard to Non-Grandfathered Benefits, the term “Termination of Employment” shall mean and be interpreted in a manner consistent with the definition of “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h), except with regard to a termination for Cause as defined in any employment agreement applicable to the Member.  The Committee retains the right and discretion to specify, and may specify, whether a Termination of Employment occurs for individuals providing services to the Company immediately prior to an asset purchase transaction in which the Company or an affiliate is the seller who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.37 The term “Total and Permanent Disability” shall mean the total incapacity of a Member due to bodily injury or physical or mental disease to such an extent as to render it impossible for him to perform his customary or other comparable duties with the Company as determined by the Committee on the basis of competent medical advice and such other evidence as the Committee may deem sufficient in accordance with uniform principles consistently applied.

Article III

DESIGNATION OF MEMBERS

3.1 Designation of Members.  No new Members shall be designated after December 31, 2005.

3.2 Continued Employment. The payment of benefits to each Member under this Plan is conditioned upon the continuous Service of such Member by the Company (including periods of disability and authorized leaves of absence) from the date of the Member’s participation in this Plan until the Member’s Normal Retirement, Early Retirement, Total and Permanent Disability, or death, or Termination of Employment (other than a termination for “Cause” as defined in any employment agreement applicable to the Member), whichever occurs first.

Article IV

PLAN BENEFIT

4.1 Payment of Benefits. Except as otherwise specifically provided herein, the Plan Benefit payable under the terms of this Article IV shall be paid:

(a)
with respect to any Member other than a Government Pension Member (i) with regard to Grandfathered Benefits, at the same time and in the same form as the Member’s benefit is paid under the Qualified Plan, and (ii) with regard to Non-Grandfathered Benefits, on the Benefit Commencement Date in a lump sum, and

(b)
with respect to any Government Pension Member, (i) with regard to Grandfathered Benefits, at the time and in the form elected by the Government Pension Member in a manner established by the Committee, provided that the Government Pension Member then could have elected a benefit at such time and in such form under the Qualified Plan had he participated in the Qualified Plan, or (ii) with regard to Non-Grandfathered Benefits, on the Benefit Commencement Date in a lump sum.

4.2 Non-Grandfathered Normal or Early Retirement Benefit. A Member who is employed after December 31, 2004 shall be eligible for a Non-Grandfathered Normal Retirement Benefit or a Non-Grandfathered Early Retirement Benefit in addition to his Grandfathered Benefit.  The Non-Grandfathered Normal Retirement Benefit is the Actuarial Equivalent of the monthly benefit for life, commencing on the Member’s Benefit Commencement Date, equal to one-twelfth (1/12) of the Benefit Objective reduced (but not below zero) by the following amounts:

(a)	One hundred percent (100%) of the Member’s monthly Primary Social Security Benefit;

(b)
One hundred percent (100%) of (i) in the case of a Member other than a Government Pension Member, the Actuarial Equivalent of the Member’s monthly benefit under the Qualified Plan, or (ii) in the case of a Government Pension Member, the Actuarial Equivalent of the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company, in the case of either clause (i) or (ii), assuming commencement as of his Benefit Commencement Date, and

(c)	The lump sum Actuarial Equivalent of 100% of the Member’s benefit under the Restoration Plan, and

(d)	The Actuarial Equivalent of the Member’s Grandfathered Benefit.

A Member who has an Early Retirement shall receive a Non-Grandfathered Early Retirement Benefit commencing on the Benefit Commencement Date that is the Actuarial Equivalent of a monthly benefit for life equal to one-twelfth (1/12) of the Benefit Objective, reduced by 3% for each year that the Benefit Commencement Date precedes the Member’s attainment of age 62, reduced by the offsets described above, except that the offset for Restoration Plan benefit shall be based on the Actuarial Equivalent of the Member’s benefit under the Restoration Plan beginning at age sixty-two (62).

Notwithstanding any other provision of this Section 4.2, in the event that a Plan Benefit is payable to a Member in a form other than a monthly straight life annuity, the Plan Benefit shall be equal to the Actuarial Equivalent of the Normal Retirement Benefit or Early Retirement Benefit under this Section 4.2, determined under the relevant Actuarial Equivalent factors.

4.3 Time and Form of Pre-Retirement Death Benefit. In the event of the death of a Member prior to his Benefit Commencement Date, the Member’s Surviving Spouse (if any) shall be entitled to receive a Pre-Retirement Death Benefit commencing on the Benefit Commencement Date. With respect to Grandfathered Benefits the Pre-Retirement Death Benefit shall be paid in the same form as the survivor benefits under the Qualified Plan.  With respect to Non-Grandfathered Benefits, the Pre-Retirement Death Benefit shall be paid in a lump sum.

4.4 Post-Retirement Death Benefit. In the event of the death of a Member after his Benefit Commencement Date and before the complete payment of his Plan Benefit, the Member’s Surviving Spouse shall be entitled to receive such Post-Retirement Death Benefit as may be applicable as described in Section 2.24.

4.5 Non-Grandfathered Benefits.  A Member who is entitled to Non-Grandfathered Benefits under the Plan shall receive such benefits on the Benefit Commencement Date in the form of a single lump sum that, as of the Benefit Commencement Date, is the Actuarial Equivalent of the amount described in Section 4.2.

4.6 Specified Employees.  Notwithstanding any other provision of this Plan, in the event of Non-Grandfathered Benefits to be paid pursuant to this Plan based upon a Member’s Termination of Employment at a time when the Committee has determined that such Member is a Specified Employee, such payment shall not be paid (or commence) before the date which is six (6) months and one day after the Member’s Termination of Employment.  All payments delayed pursuant to this Section shall be aggregated into one lump sum payment and shall be paid without interest as of the first day of the seventh month after such Member’s Termination of Employment in accordance with the Company’s normal payroll practices.  Any annuity other than a straight life annuity shall be the Actuarial Equivalent of a straight life annuity.

4.7 Application of 409A.  The Company intends for the Plan, as described herein and as may be subsequently amended from time to time, to be written, construed and operated in a manner such that no amounts deferred under the Plan become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”).  Notwithstanding any other provision of this Plan, acceleration of payment of accrued benefits or any other action (including amendment or termination of the Plan) shall be permitted and effective only to the extent such would not result in amounts deferred under the Plan becoming subject to the Section 409A Penalties.

4.8 Cashout of Small Benefits. Notwithstanding the foregoing, if the lump sum Actuarial Equivalent of any benefits payable (or remaining payable) hereunder, when aggregated with any limited cashout from any other applicable nonaccount balance deferred compensation plan of the Company or its affiliates covering the Participant, is $10,000 or less, the Committee shall direct the immediate payment of such benefits due a Participant, spouse, or beneficiary under this Plan in the form of such lump sum amount.  The payment of the lump sum shall be in full discharge of the Corporation’s obligations under this Plan to the Participant, his spouse, or beneficiaries.

4.9 Acceleration of Payments for Tax Obligations.  The time or schedule of any payment under this Plan may be accelerated with respect to any Member at any time to the extent necessary for the payment of any state, local, federal or foreign taxes imposed or required to be withheld in respect of any accrued benefit under the Plan.  Any payment made pursuant to this Section shall not exceed in amount the minimum statutory tax withholding or income inclusion obligation and with regard to Non-Grandfathered Benefits shall be made in accordance with Treasury Regulation Sections 1.409A-3(j)(4)(vi) and (vii).

Article V

PLAN ADMINISTRATION

5.1 The Committee shall administer this Plan and keep records of individual Member benefits.

5.2 The Committee shall have the authority to interpret this Plan, to adopt and review rules relating to this Plan, and to make any other determinations for the administration of this Plan.

5.3 Subject to the terms of this Plan, the Committee shall have exclusive jurisdiction (i) to interpret and construe the terms of the Plan, determine the eligibility for, and with regard to Grandfathered Benefits, the form and method of, any benefit payments, (ii) with regard to any Grandfathered Benefits, to establish the timing of benefit distributions, and (iii) to settle claims according to the provisions in Article VI.

5.4 The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable. The Company shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of this Plan.

Article VI

CLAIMS PROCEDURE

6.1 The Chief Human Resources Officer of the Company shall administer the claims procedure under this Plan.

(a)	The business address and telephone number of the Chief Human Resources Officer of the Company is:

Senior Vice President, Human Resources and Administration

6903 Rockledge Drive

Bethesda, Maryland 20817

(301) 564-3306

(b)
The Company shall have the right to change the address and telephone number of the Chief Human Resources Officer. The Company shall give each Member written notice of any change of the Chief Human Resources Officer, or any change in the address and telephone number of the Chief Human Resources Officer.

6.2 Benefits shall be paid in accordance with the provisions of this Plan. The Member (hereinafter referred to as the “Claimant”) shall make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Chief Human Resources Officer.

6.3 If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed ninety (90) days after the receipt of the claim by the Chief Human Resources Officer.

6.4 The Chief Human Resources Officer shall provide such written notice to every Claimant who is denied a claim for benefits under this Plan. The notice shall set forth the following information:

(a)	the specific reasons for the denial;

(b)	the specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	appropriate information and explanation of the claims procedure under this Plan to permit the Claimant to submit his claim for review.

6.5 The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee.

(a)
The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Chief Human Resources Officer. This written request for review must be submitted to the Chief Human Resources Officer within sixty (60) days after receipt by the Claimant of the written notice of denial.

(b)	The Claimant shall have the following rights under this appeal procedure:

(1)	to request a review by the Committee upon written application to the Chief Human Resources Officer;

(2)	to review pertinent documents with regard to the employee benefit plan created under this Plan;

(3)	to submit issues and comments in writing;

(4)	to request an extension of time to make a written submission of issues and comments; and

(5)	to request that a hearing be held to consider Claimant’s appeal.

6.6 The decision on the review of the denied claim shall promptly be provided by the Committee:

(a)	within forty-five (45) days after the receipt of the request for review if no hearing is held; or

(b)	within ninety (90) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

(1)
If an extension of time is necessary in order to hold a hearing, the Committee shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

(2)
The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Committee believes may be important or useful to the Claimant in connection with the appeal.

6.7 The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Committee, whether or not the Claimant requests such a hearing.

6.8 The Committee’s decision on review shall be made in writing and provided to the Claimant within the specified time periods. This written decision on review shall contain the following information:

(a)	the decision(s);

(b)	the reasons for the decision(s); and

(c)	specific reference to the provisions of this Plan on which the decision(s) is/are based.

All of this information shall be written in a manner calculated to be understood by the Claimant.

Article VII

MISCELLANEOUS

7.1 Nothing contained in this Plan shall be deemed to give any Member the right to be retained in the service of the Company.

7.2 Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Member, his spouse or any other person. Any funds which may be invested by the Company to insure itself against any and all financial losses which the Company may incur under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company, shall, by virtue of the provisions of this Plan, have any interest in such funds. To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

7.3 A retired Member shall not be considered an employee for any purpose under the law.

7.4 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

7.5 The Company reserves the right at any time and from time to time, by action of its Board of Directors or the Committee, to terminate, modify or amend, in whole or in part, any or all of the provisions of this Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the Plan Benefits of any Member or Surviving Spouse; and provided further that no such amendment or termination shall result in any acceleration or delay in the payment of any amount due under this Plan if it would trigger Section 409A Penalties.  In addition, no amendment or termination of the Plan shall be effective to the extent that it would cause the Grandfathered Benefits hereunder to be materially modified within the meaning of Treasury Regulation Section 1.409A-6(a)(4) or otherwise become subject to Section 409A.

7.6 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.7 This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Member and his legal representatives.

7.8 This Plan shall be governed by the laws of the State of Delaware, except to the extent pre-empted by federal law. This Plan is solely between the Company and the Member. The Member shall have recourse against the Company only for enforcement of this Plan.

7.9 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply.  Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

7.10 The titles to articles and headings of sections of this Plan are for convenience of reference, and in case of any conflict, the text of this Plan, rather than such titles and headings, shall control.

IN WITNESS WHEREOF, the Board of Directors has duly adopted this Plan and caused it to be executed by the Company effective as of the 1st day of November, 2010.

Attest: /s/ Peter B. Saba Secretary	USEC Inc. By: /s/ W. Lance Wright Title: Senior Vice President, Human Resources & Administration

APPENDIX I

The key employees of the Company designated by the Committee as Members in the USEC Inc. 1999 Supplemental Executive Retirement Plan, as described in Section 2.18:

James H. Miller
Philip G. Sewell
Henry Z. Shelton, Jr.

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